THE BANK OF NEW YORK

 NEW YORK’S FIRST BANK - FOUNDED 1784 BY ALEXANDER HAMILTON

101 BARCLAY STREET, NEW YORK, N.Y. 10286

AMERICAN DEPOSITARY RECEIPTS

April 29, 2004

SECURITIES & EXCHANGE COMMISSION

450 Fifth Street, NW

Washington, DC 20549

Attn.: Document Control

RE:

Depositary Shares evidenced by the American Depositary Receipts for Ordinary Shares, each of Randgold & Expolration Company Limited (File No. 333-6482)

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Ladies and Gentlemen:

Pursuant to Rule 424(b)(3) under the Securities Act of 1933, as amended, on behalf of The Bank of New York, as Depositary for securities against which American Depositary Receipts are to be issued, we attach a copy of the new prospectus (“Prospectus”) reflecting the change in the number of ordinary shares represented by one American Depositary Share (the “Ratio”).

As required by Rule 424(e), the upper right hand corner of the Prospectus cover page has a reference to Rule 424(b)(3) and to the file number of the registration statement to which the Prospectus relates.

Pursuant to Section III B of the General Instructions to the Form F-6 Registration Statement, the Prospectus consists of the ADR certificate for Randgold & Exploration Company Limited

The Prospectus has been revised to reflect the new Ratio, and has been overstamped with:

 “EFFECTIVE April 29, 2004, Randgold & Exploration Company Limited AMERICAN DEPOSITARY SHARE (“ADS”) RATIO CHANGED FROM 1:3 (ONE ADS EQUALING THREE ORDINARY SHARES) TO 1:1 (ONE ADS EQUALING ONE ORDINARY SHARE).”

Attached to this letter is a copy of a letter from Randgold & Exploration Company Limited to The Bank of New York requesting that the Ratio be changed.

Please contact me with any questions or comments at 212 815-8223

/s/ Agness Moskovits

Agness Moskovits

Assistant Treasurer

The Bank of New York - ADR Division

Encl.